EXHIBIT INDEX


(h)(10)   Fee Waiver Agreement dated June 1, 2004 between AXP Income
          Series, Inc., on behalf of AXP Selective Fund, American Express Financial Corporation and American Express Client Service Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement dated July 7, 2004.